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                                                                      Exhibit 12

                         R.R. Donnelley & Sons Company

                      Ratio of Earnings to Fixed Charges

                         (In thousands except ratios)         Three Months Ending
                                                                  31-March-01
                                                              -------------------
Earnings available for fixed charges:
    Earnings (loss) before income taxes                       $           23,585
    Less: Equity earnings of minority-owned companies                        753
    Add: Dividends received from investees under the
    equity method                                                              0
    Add: Minority interest expense in majority-owned
    subsidiaries                                                              85
    Add: Fixed charges before capitalized interest                        22,075
    Add: Amortization of capitalized interest                              1,936
                                                              ------------------

              Total earnings available for fixed charges      $           48,434
                                                              ==================

Fixed charges:
    Interest expense                                                      17,624
    Interest portion of rental expense                                     4,391
    Amortization of discount related to indebtedness                          60
                                                              ------------------

    Total fixed charges before capitalized interest                       22,075
    Capitalized interest                                                   1,200
                                                              ------------------

              Total fixed charges                             $           23,275
                                                              ==================

    Ratio of earnings to fixed charges                                      2.08
                                                              ==================